As filed with the Securities and Exchange Commission on March 30, 2016

Registration No. 333-76793

Registration No. 333-128624

Registration No. 333-203724

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To:

Form S-8 Registration Statement No. 333-76793

Form S-8 Registration Statement No. 333-128624

Form S-8 Registration Statement No. 333-203724

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IRC Retail Centers Inc.

(Exact name of registrant as specified in its charter)

Maryland	36-3953261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

814 Commerce Drive, Suite 300

Oak Brook, Illinois 60523

(888) 331-4732

(Address, Including Zip Code, of Principal Executive Offices)

Amended and Restated Inland Real Estate Corporation Independent Director Stock Option Plan

2005 Equity Award Plan

2014 Equity Award Plan

(Full Title of the Plan)

Mark E. Zalatoris

President and Chief Executive Officer

814 Commerce Drive, Suite 300

Oak Brook, Illinois 60523

(888) 331-4732

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Michael J. Choate, Esq.

Proskauer Rose LLP

70 West Madison

Chicago, Illinois 60602-4342

(312) 962-3567

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by Inland Real Estate Corporation, a Maryland corporation (now known as IRC Retail Centers Inc., the “Company”) with the Securities and Exchange Commission (“SEC”):

•                  Registration Statement on Form S-8 (File No. 333-76793), which was filed with the SEC on April 22, 1999;

•                  Registration Statement on Form S-8 (File No. 333-128624), which was filed with the SEC on September 27, 2005; and

•                  Registration Statement on Form S-8 (File No. 333-203724), which was filed with the SEC on April 29, 2015.

On March 30, 2016, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 14, 2015, among the Company, DRA Growth and Income Fund VIII LLC, a Delaware limited liability company (“Parent”), DRA Growth and Income Fund VIII (A), LLC, a Delaware limited liability company (together with Parent, “Parent Parties”), and Midwest Retail Acquisition Corp., a Maryland corporation  and an indirect wholly owned subsidiary of the Parent Parties (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving company in the merger (the “Merger”). In connection with the Merger, the Company changed its corporate name from Inland Real Estate Corporation to IRC Retail Centers Inc.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statements but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on March 30, 2016.

IRC Retail Centers Inc.

By:	/s/ Mark E. Zalatoris

Name:	Mark E. Zalatoris

Title:	President and Chief Executive Officer